UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2025

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

delaware	001-39717	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

433 Plaza Real, Suite 275

Boca Raton, Florida 33432

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIXT	The NASDAQ Stock Market, LLC
Warrants to Purchase Common Stock, par value $0.0001 per share	LIXTW	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On December 18, 2025, Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”) 526,342 shares (the “Common Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), Pre-Funded Warrants (“Pre-Funded Warrants”) to purchase 525,000 shares of Common Stock at an offering price of $4.09 per share (or $4.08999 per Pre-Funded Warrant) and Common Warrants (“Common Warrants”) to purchase 1,051,342 shares of Common Stock at an offering price of $3.96 per share.

The Offering is expected to result in gross proceeds of approximately $4.3 million before deducting placement agent’s fees and related offering expenses. The Offering is expected to close on or about on December 23, 2025.

The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-278874) (the “Registration Statement”), which was declared effective on May 2, 2024 by the U.S. Securities and Exchange Commission (the “Commission”), the base prospectus filed as part of the Registration Statement, and the prospectus supplement dated December 18, 2025. The Registration Statement, the base prospectus and the prospectus supplement relating are available on the SEC’s website at www.sec.gov.

Pursuant to a Placement Agent Agreement dated as of December 18, 2025 (the “Placement Agent Agreement”), the Company engaged Spartan Capital Securities, LLC (the “Placement Agent”) to act as the Company’s exclusive placement agent in connection with the Offering. The Company agreed to pay the Placement Agent a cash fee equal to 6.0% of the aggregate gross proceeds raised in the Offering and agreed to reimburse the Placement Agent $85,000 for its legal fees.

The foregoing summaries of the Purchase Agreement and Placement Agent Agreement do not purport to be complete and are subject to and qualified in their entirety by such documents attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and which are incorporated herein in their entirety by reference.

The Company is filing the opinion of its counsel, Sichenzia Ross Ference Carmel LLP, relating to the legality of the issuance and sale of the Common Shares, the Pre-Funded Warrants and Common Warrants as Exhibit 5.1 hereto and incorporated by reference.

This Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 1.02 Termination of a Material Definitive Agreement

On December 16, 2025, the Company and Orbit Capital Inc., a Cayman Islands Corporation (the “Royalty Holder”) entered into a termination letter (“Termination Letter”), whereby the Company and the Royalty Holder terminated that certain Royalty Agreement dated November 24, 2025 (the “Royalty Agreement”).

Pursuant to the terms of the Royalty Agreement, the Company agreed to pay the Royalty Holder a royalty based on revenues derived from the Company Equipment acquired through the Share Exchange Agreement entered into on November 21, 2025, with the Royalty Holder.

In connection with the Termination Letter, the Company and the Royalty Holder released and forever discharged the other party, and their respective shareholders, directors and officers from any and all claims causes of actions, losses or damages that the Releasor (as defined in the Termination Letter) has or may have against any Covered Party (as defined in the Termination Letter) arising out of or in connection with the Royalty Agreement.

Capitalized terms used but not otherwise defined in Item 1.02 of this Form 8-K have the respective meanings ascribed thereto by the Share Exchange Agreement and the Royalty Agreement, as applicable.

Item 8.01. Other Events.

On December 18, 2025, the Company issued a pricing press release detailing Offering. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith.

Exhibit Number	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Common Warrant
5.1	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Form of Securities Purchase Agreement
10.2	Form of Placement Agent Agreement.
10.3	Termination Letter dated December 16, 2025, between Lixte Biotechnology Holdings, Inc. and Orbitz Capital Inc.
10.4	Royalty Agreement dated November 24, 2025, by and among the Company and Orbital Capital Inc. (Incorporated by reference to Form 8-K filed with the SEC on November 25, 2025).
10.5	Share Exchange Agreement, dated November 21, 2025, by and among the Company, Orbit Capital Inc., and Liora Technologies Europe Ltd. Incorporated by reference to Form 8-K filed with the SEC on November 25, 2025).
99.1	Press Release dated December 18, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2025	LIXTE BIOTECHNOLOGY HOLDINGS, INC. (Registrant)

	By:	/s/ Geordan Pursglove
Geordan Pursglove
Chairman of the Board and Chief Executive Officer